Exhibit 99.1


                         MEDCATH INCORPORATED ANNOUNCES
                             ACQUISITION OF ULTIMED

                  COMPANY GAINS VALUABLE MANAGED CARE EXPERTISE


Charlotte, North Carolina (May 16, 1997) - MedCath Incorporated (Nasdaq/NM:MCTH) today announced the acquisition of Los Angeles, California-based Ultimed, Inc. which provides cardiovascular disease management services to IPAs, HMOs and large cardiology groups. Ultimed currently manages over 150,000 capitated and noncapitated lives. Terms of the transaction were not disclosed.

         Ultimed was founded in 1995 by Dr. Joseph M. Ruggio, a practicing Board Certified Invasive Cardiologist with over 10 years of experience in managing large capitated Medicare and commercial populations. Dr. Ruggio served as chairman of the Department of Cardiology for FHP, Inc., as well as Director of Invasive /Interventional Cardiology for FHP, Inc.for 10 years. Dr. Ruggio has previously served as a consultant to the Health Care Financing Administration (HCFA), the American College of Cardiology and the American Heart Association.

         Stephen R. Puckett, President of MedCath said, "The Ultimed acquisition provides MedCath with the experience and operational systems necessary to contact with HMO's for the provision of all cardiovascular care for their enrollees. Dr. Ruggio, Ultimed and its senior management have extensive experience in managing lives on a fully capitated basis in the greater Los Angeles area, one of the most competitive markets in this country for managed care. We are excited about the potential of combining Ultimed's knowledge base and system capability with MedCath's unique low cost structure in our physician practices, heart hospitals and diagnostic division. We believe that we can develop a product for managed care that will allow significant
















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savings not currently  available in the market and  simultaneously  create value for physicians with whom we are aligned throughout the country."

         Statements contained in this press release which are not historical facts may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include construction and development risks associated with heart hospitals, operating losses and negative cash flows during the initial operation of heart hospitals; dependence on physician relationships; dependence on long-term management contracts; fluctuations in quarterly operating results from seasonality, population shifts and other factors; dependence on key management; as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices.. The Company operates two specialty heart hospitals and has four additional heart hospitals under development, manages three medical practices comprised of a total of 76 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.


























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